Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 8, 2018, relating to the consolidated financial statements and financial statement schedule of National Vision Holdings, Inc. appearing in the Annual Report on Form 10-K of National Vision Holdings, Inc. for the year ended December 30, 2017.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
June 14, 2018